Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and among

IMESON WEST I, LLC,

a Florida limited liability company, as Seller,

And

GLOBAL INCOME, LP,

a Delaware limited partnership, as Buyer

Property Name: Samsonite Distribution Center

Location: Jacksonville, Duval County, Florida

Effective Date: May 29, 2012

TABLE OF CONTENTS

Article 1 - CERTAIN DEFINITIONS		1
Article 2 - SALE OF PROPERTY		8
Article 3 - EARNEST MONEY AND PURCHASE PRICE		8
3.1	Initial Earnest Money Deposit	8
3.2	Additional Earnest Money Deposit	8
3.3	Purchase Price	9
3.4	Independent Consideration	9
Article 4 - TITLE MATTERS		9
4.1	Title to Real Property	9
4.2	Title Defects	10
4.3	Title Insurance	11
4.4	Tenant Estoppel Certificates	11
4.5	Imeson International Industrial Park Estoppel	12
Article 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY		12
5.1	Buyer’s Due Diligence	12
5.2	Termination of Agreement During Due Diligence Period	14
Article 6 - ADJUSTMENTS AND PRORATIONS		15
6.1	Revenues	15
6.2	Security Deposits	15
6.3	Interest	15
6.4	Real Estate and Personal Property Taxes. Proration of Ad Valorem Taxes	15
6.5	Other Property Operating Expenses	16
6.6	Closing Costs	16
6.7	Apportionment Credit	17
6.8	Delayed Adjustment; Delivery of Operating and Other Financial Statements	17
Article 7 - CLOSING		17
7.1	Closing Date	17
7.2	Title Transfer and Payment of Purchase Price	17
7.3	Seller’s Closing Deliveries	18
7.4	Buyer’s Closing Deliveries	19
7.5	Buyer’s Option to Extend Closing Date	19
Article 8 - CONDITIONS TO CLOSING		20
8.1	Conditions to Seller’s Obligations	20
8.2	Conditions to Buyer’s Obligations	20
8.3	Waiver of Failure of Conditions Precedent	21
8.4	Approvals not a Condition to Buyer’s Performance	22
Article 9 - REPRESENTATIONS AND WARRANTIES		22
9.1	Buyer’s Representations	22
9.2	Seller’s Representations	23
9.3	General Provisions	25
Article 10 - COVENANTS		27
10.1	Buyer’s Covenants	27
10.2	Seller’s Covenants	27
10.3	Mutual Covenants	28
Article 11 - DEFAULT AND REMEDIES		29
11.1	Buyer Defaults and Seller Remedies	29

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11.2	Seller Defaults and Buyer Remedies	30
Article 12 - CONDEMNATION/CASUALTY		30
12.1	Right to Terminate	30
12.2	Allocation of Proceeds and Awards	30
12.3	Insurance	31
12.4	Waiver	31
Article 13 - ESCROW PROVISIONS		31
Article 14 - MISCELLANEOUS		33
14.1	Buyer’s Assignment	33
14.2	Designation Agreement	34
14.3	Survival/Merger	34
14.4	Integration; Waiver	34
14.5	Governing Law	34
14.6	Captions Not Binding; Exhibits	35
14.7	Binding Effect	35
14.8	Severability	35
14.9	Notices	35
14.10	Counterparts	36
14.11	No Recordation	37
14.12	Construction	37
14.13	Time of Essence	37
14.14	JURISDICTION	37
14.15	WAIVER OF JURY TRIAL	37
14.16	Facsimile Signatures	38

EXHIBITS

Exhibit A	Legal Description of Real Property
Exhibit B	List of Contracts
Exhibit C	List of Leases
Exhibit D	List of Personal Property
Exhibit E	Form of Deed
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment of Intangible Property
Exhibit H	Form of Assignment of Lease
Exhibit I	Notices of Litigation, Contract Defaults Governmental Violations
Exhibit J	Form of Tenant Notification Letter
Exhibit K	Form of Tenant Estoppel

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed to be effective as of the 29th day of May, 2012 (the “Effective Date”), by and between IMESON WEST I, LLC, a Florida limited liability company (“Seller”), and GLOBAL INCOME, LP, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein, Seller and Buyer hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Acceptable Estoppel Certificate” shall mean an estoppel certificate substantially in the form of Exhibit K attached hereto and incorporated herein by this reference that is consistent with such tenant’s Lease; provided however, that if any tenant is required or permitted under the terms of its Lease to make materially different statements in a certification from those set forth on Exhibit K attached hereto, then Buyer shall accept any modifications made to such estoppel certificate to the extent that such changes (i) are consistent with the requirements set forth in such tenant’s Lease, and (ii) do not indicate any tenant or landlord default under the Lease, except to the extent that Buyer knows or is deemed to know of such default.

“Additional Deposit” shall be in addition to the Initial Deposit, and shall mean the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.2.

“Affiliate” shall mean as to the Person (as hereinafter defined) in question, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used in the immediately preceding sentence, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, partnership interests, by contract or otherwise. The term “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization, government agency or political subdivision thereof, or any other form of entity.

“Business Day” shall mean any day other than Saturday, Sunday, any federal holiday, or any holiday in the State of Florida. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s Due Diligence, but shall specifically exclude Buyer’s counsel’s work product and any attorney-client privileged documents.

“Buyer’s Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.

“Closing” shall mean the closing of the transaction.

“Closing Date” shall mean the date that is thirty (30) days after the expiration of the Due Diligence Period.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Closing Year” shall mean the year in which the Closing Date occurs.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the budget for the calendar year in which the Closing occurs); strategic plans for the Real Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective Affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property that are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)	Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)	any Buyer’s Representative has actual knowledge of such fact or circumstance, or

(ii)	such fact or circumstance is disclosed by this Agreement, the Closing Documents executed by Seller, the Documents, any Buyer’s Reports or any filing made in the Public Records of Duval County, Florida.

(b)	Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)	any Buyer’s Representative has actual knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)	this Agreement, the Closing Documents executed by Seller, the Documents, any Buyer’s Reports or any filing made in the Public Records of Duval County, Florida contains information which is inconsistent with such Seller’s Warranty.

“Deposit” shall mean, collectively, the Initial Deposit and the Additional Deposit.

“Designated Representative” shall mean Daniel B. Webb in his capacity as Manager of the Seller.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to any Buyer’s Representatives prior to Closing or which are otherwise obtained by any Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring at 5:00 p.m. Eastern Time on the date that is forty-five (45) days after the Effective Date.

“Escrow Agent” shall mean Old Republic National Title Insurance Company, 1770 N.W. 64th Street, Suite 600, Fort Lauderdale, Florida 33309, (800) 929-5791, Attn: David Miranda, Escrow Operations Department, in its capacity as escrow agent.

“Escrow Deposit” is defined in Article 13.

“Existing Lender” shall mean Thrivent Financial for Lutherans, a Wisconsin corporation.

“Existing Mortgage” shall mean that certain Construction/Permanent Mortgage and Security Agreement and Fixture Filing Statement given by Seller in favor of the Existing Lender, dated as of August 27, 2007 and recorded in Official Records Book 14158, Page 1311, of the Public Records of Duval County, Florida.

“Initial Deposit” shall mean the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1.

“Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:

(a)	the Contracts; and

(b)	to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases affecting the Real Property that are described in Exhibit C attached hereto and incorporated herein by this reference, as such may have been amended prior to the Effective Date of this Agreement, together with any additional leases entered into in accordance with the terms of Subsection 10.2.1 and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)	any condemnation or eminent domain proceedings that occurs after the Effective Date, if and only if the portion of the Property that is the subject of such proceedings has a value in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), as reasonably determined by Seller, or constitutes a material portion of the Property, as reasonably determined by Buyer; and

(b)	any casualty that occurs after the Effective Date hereof, if and only if either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), as reasonably determined by Seller, or constitutes a material portion of the Property, as reasonably determined by Buyer.

“Owner’s Title Policy” shall mean an owner’s policy of title insurance with such lawful endorsements as Buyer shall request or require, delivered in due course by or on behalf of the Title Company after the Closing, issued by the Title Company on the standard form in use in the State of Florida, insuring good and indefeasible fee simple title to the Real Property in the Buyer in a face amount equal to the Purchase Price and containing no exceptions except the Permitted Exceptions applicable to the Real Property and the standard printed exceptions therein, except:

(a)	the blank in the taxes exception shall show the year of the Closing; and

(b)	such other revisions as Buyer may reasonably request; provided that (i) such revisions are permissible in the State of Florida, (ii) the Title Company is willing to make such revisions, (iii) such revisions shall not cause a delay in Closing or any additional liability or obligations for Seller, and (iv) such revisions shall be at Buyer’s sole expense.

“Permitted Exceptions” shall mean and include all of the following: (a) any deed, easement, restriction, covenant or other matter affecting title to the Property caused or created by Seller in accordance with the terms of Subsection 4.2.2, (b) such state of facts as would be disclosed by a physical inspection of the Property, (c) the lien of taxes and assessments not yet due and payable, (d) such other exceptions as are set forth in the Owner’s Title Policy, (e) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1, and (f) any matters designated as Permitted Exceptions pursuant to this Agreement, including but not limited to those matters of record set forth in Exhibit B and those covenants and restrictions for Imeson International Industrial Park set forth in Exhibit C to Exhibit E to this Agreement. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, any or all of the Permitted Exceptions may be omitted in the Deed (as described in Subsection 7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the Closing and not be merged therein).

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, all as more specifically set forth in Exhibit D attached hereto and incorporated herein by this reference, and (b) a copy of all books, records and files of Seller relating uniquely to the Real Property, but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, and (c) the Intangible Property.

“Property Documents” shall mean, collectively, copies of the following: all tests, surveys, examinations, plans, permits, licenses, environmental studies or reports and other studies or investigations, to the extent such materials relate uniquely to the Property (to the extent such materials relate to property other than the Property, any such unrelated information set forth therein may be redacted by Seller) and to the extent such materials currently exist within Seller’s possession or control, specifically including, without limitation, the following: (a) all leases (including associated lease guaranties) and service agreements affecting the Property; (b) engineering reports and environmental studies; (c) any existing surveys; (d) architectural, construction and engineering plans, drawings and renderings for improvements existing on the Property; (e) all certificates of occupancy and any construction warranties covering improvements on the Property; (f) any entitlement approvals; (g) income and expense statements covering the Property for the most recent one-year period prior to the Effective Date of this Agreement; (h) copies of the loan documents relating to the Existing Mortgage; and (i) such other documents and information applicable to the Property as reasonably requested by Buyer. Notwithstanding the foregoing, the Property Documents shall not include, and Seller will have no obligation to deliver or make available to Buyer, the following items: (i) appraisals, (ii) construction cost information, (iii) Seller’s financial information related to any loans on the Property, and (iv) any Confidential Materials.

“Purchase Price” shall mean, Forty-Two Million Five Hundred Thousand and No/100 Dollars ($42,500,000.00), as prorated and adjusted as set forth in Article 6 and Section 7.2 or as otherwise provided under this Agreement.

“Real Property” shall mean that certain parcel of real estate located in Duval County, Florida and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including a non-exclusive right in easements specifically benefitting such land and which are adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the Effective Date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Required Exceptions” shall mean, collectively, the following:

(a)	any Title Objections to the extent (and only to the extent) that the same (i) have not been caused by any Buyer’s Representatives, and (ii) constitute any of the following:

(A)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes and the lien of the Existing Mortgage) (“Monetary Liens”) that are created as a result of the intentional acts or omissions of Seller or its agents and Affiliates or

(B)	liens or encumbrances other than Monetary Liens created by Seller or its agents and Affiliates after the date of this Agreement in violation of Subsection 4.2.2.

(b)	any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Section 4.2.1(b).

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the Effective Date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)	with respect to any casualty to any portion of the Property that occurs after the Effective Date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) any direct or indirect owner of any beneficial interest in Seller; (c) any officer, director, employee, or agent of Seller or any direct or indirect owner of any beneficial interest in Seller; and (d) any other entity or individual Affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean CB Richard Ellis, Inc.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s Warranties.

“Seller’s Warranties” shall mean Seller’s representations and warranties expressly set forth in Section 10.2 and the Closing Documents executed by Seller, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“Survey” shall mean a current ALTA as-built survey of the Property prepared by a duly-licensed Florida land surveyor reasonably acceptable to Buyer, and certified to the Title Company, Seller and Buyer using a form of certificate reasonably acceptable to Buyer.

“Title Commitment” shall mean a commitment for the issuance of an owner’s policy of title insurance to Buyer from the Title Company, including true, correct and, to the extent reasonably available from the public records, legible copies of all instruments referred to in such commitment as conditions or exceptions to title to the Real Property.

“Title Company” shall mean Old Republic National Title Insurance Company, the agents of which for this transaction are Slott, Barker & Nussbaum, 334 East Duval Street, Jacksonville, Florida 32202, Attn: Earl M. Barker, Jr., who are attorneys for Seller.

“Title Documents” shall mean all documents referred to on Schedule B-II of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - EARNEST MONEY AND PURCHASE PRICE

3.1	Initial Earnest Money Deposit.

3.1.1	Payment of Initial Deposit. Within five (5) Business Days after the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall deliver to Escrow Agent the Initial Deposit. The Initial Deposit shall be refundable to Buyer at all times during the Due Diligence Period and, except as otherwise provided in Section 11.2, shall become non-refundable to Buyer upon the expiration of the Due Diligence Period.

3.1.2	Applicable Terms; Failure to Make Initial Deposit. The Initial Deposit shall be paid to Escrow Agent in immediately available funds. The Initial Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Initial Deposit as provided herein, Seller shall have the right to terminate this Agreement by delivering written notice to Buyer at any time prior to the Escrow Agent’s receipt of the Initial Deposit, in which event the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2	Additional Earnest Money Deposit.

3.2.1	Payment of Additional Deposit. Except in the event that this Agreement has been terminated by Buyer, within three (3) Business Days after the expiration of the Due Diligence Period Buyer shall deliver to Escrow Agent the Additional Deposit. Except as otherwise provided in Section 11.2, the Additional Deposit shall become non-refundable to Buyer upon deposit with the Title Company.

3.2.2	Applicable Terms; Failure to Make Additional Deposit. The Additional Deposit shall be paid to Escrow Agent in immediately available funds. The Additional Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely deliver the Additional Deposit as provided herein, this Agreement will automatically terminate as of 5:00 P.M. Eastern Time on the date that is three (3) Business Days following the expiration of the Due Diligence Period, in which event the Initial Deposit shall be delivered to Seller and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.3	Purchase Price. In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, Subsection 8.2(a), or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows: on or prior to the Closing Date, Buyer shall pay to Seller the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, Subsection 8.1(a), or as otherwise provided under this Agreement.

3.4	Independent Consideration. Notwithstanding anything to the contrary, as consideration for Seller’s execution and delivery of this Agreement, Seller shall retain $100.00 of the Initial Deposit (“Independent Consideration”) even if the Initial Deposit is delivered to Buyer upon a termination of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment set forth in this Agreement, is nonrefundable, does apply to the Purchase Price, and is fully earned and shall be delivered to Seller upon any termination of this Agreement notwithstanding any other provision of this Agreement.

ARTICLE 4 - TITLE MATTERS

4.1	Title to Real Property. Within ten (10) days after the Effective Date, Seller shall obtain and deliver the Survey to Buyer and within five (5) days after the Effective Date, at Seller’s expense, cause the Title Company to deliver the Title Commitment to Buyer. The legal description of the Real Property set forth on the Survey, if different from the attached Exhibit A, shall automatically be substituted as a new Exhibit A to this Agreement following approval of same by Buyer.

4.2	Title Defects.

4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a)	On or before the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment and/or the Survey. In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters which are not Permitted Exceptions and which adversely affect Buyer’s title to the Real Property that may first appear on any supplemental title reports or updates to the Title Commitment or Survey issued after the expiration of the Due Diligence Period, so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions. Notwithstanding anything to the contrary set forth in this Section 4.2.1(a), after the expiration of the Due Diligence Period, Buyer shall not have a right to object to the inclusion in the Permitted Exceptions of those items and matters listed in Exhibits B and C to Exhibit E to this Agreement.

(b)	To the extent that any Title Objections do not constitute Required Exceptions, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objections and Seller shall notify Buyer in writing within three (3) Business Days after receipt of Buyer’s notice of Title Objections if Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections. Any Title Objection that Seller elects in writing to Remove shall be deemed a Required Exception. If Seller elects (or is deemed to have elected) not to Remove one or more Title Objections, then, on or before the expiration of the Due Diligence Period, Buyer may, as its sole and exclusive remedy, elect in writing to either (i) terminate this Agreement, in which event the Initial Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to terminate this Agreement in writing prior to the expiration of the Due Diligence Period shall be deemed an election by Buyer to waive all remaining uncured Title Objections which are shown on the Survey or the Title Commitment as such may have been updated as of the expiration of the Due Diligence Period. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c)

If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, prior to or at Closing, Remove or cause to be Removed any Required Exceptions. Seller may use any portion of the Purchase Price to satisfy any Required Exceptions that exist as of the Closing Date, provided Seller shall cause the Title Company to Remove the same. If Seller is unable to Remove any Required Exceptions prior to the Closing, Buyer may, as its sole and exclusive remedy, elect at Closing to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

4.2.2	No New Exceptions. From and after the Effective Date hereof, except as otherwise expressly allowed in this Agreement, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Real Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the expiration of the Due Diligence Period and the Closing.

4.3	Title Insurance. At the Closing, the Title Company shall provide Buyer with the Title Commitment for the Real Property “marked-up” and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer the Owner’s Title Policy for the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions. As soon as practicable after the Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions which are applicable to the Real Property. Buyer shall be entitled to request that the Title Company provide such lawful endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require.

4.4

Tenant Estoppel Certificates. On or before the date that is five (5) days prior to the expiration of the Due Diligence Period, Seller shall deliver to Buyer Acceptable Estoppel Certificates executed by the tenants under the Leases dated no more than thirty (30) days prior to the expiration of the Due Diligence Period. Notwithstanding any provisions in this Agreement to the contrary, if Buyer fails to object in writing to an Acceptable Estoppel Certificate executed by any tenant within five (5) Business Days after the date the same has been delivered to Buyer, Buyer shall be deemed to have approved the same. Notwithstanding anything to the contrary, any failure by Seller to deliver to Buyer the Acceptable Estoppel Certificates shall not be a default under this Agreement. In the event that Seller fails to deliver the Acceptable Estoppel Certificates to Buyer on or before the date that is five (5) days prior to the expiration of the Due Diligence Period, Buyer shall have the right to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller prior to the expiration of the Due Diligence Period, promptly after which the Initial Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such requirement. If Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer will be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4.

4.5	Imeson International Industrial Park Estoppel. On or before the date that is five (5) days prior to the expiration of the Due Diligence Period, Seller shall deliver to Buyer an estoppel certificate executed by Imeson International Industrial Park, Inc. dated no more than thirty (30) days prior to the expiration of the Due Diligence Period confirming that the Real Property, the Seller and/or the tenant under the Lease are in compliance with and that no defaults exist with respect to the covenants and restrictions set forth in Exhibit C to Exhibit E to this Agreement (the “IIIP Estoppel”). Notwithstanding any provisions in this Agreement to the contrary, if Buyer fails to object in writing to the IIIP Estoppel executed by Imeson International Industrial Park, Inc. within five (5) Business Days after the date the same has been delivered to Buyer, Buyer shall be deemed to have approved the same. Notwithstanding anything to the contrary, any failure by Seller to deliver to Buyer the IIIP Estoppel shall not be a default under this Agreement. In the event that Seller fails to deliver the IIIP Estoppel to Buyer on or before the date that is five (5) days prior to the expiration of the Due Diligence Period, Buyer shall have the right to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller prior to the expiration of the Due Diligence Period, promptly after which the Initial Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such requirement. If Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer will be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1	Buyer’s Due Diligence.

5.1.1	Access to Property Documents. Within three (3) Business Days after the Effective Date, Seller shall cause to be made available to Buyer (at no cost to Buyer) copies of the Property Documents. Seller acknowledges and agrees that Buyer shall be entitled to conduct an audit of the Property based upon the Property Documents and that Seller shall cooperate with Buyer’s reasonable requests in connection therewith. Such information is made available without representation by Seller or recourse to Seller, and Buyer relies on such information at its own risk. Without limiting the generality of the foregoing, Buyer acknowledges that Seller has made no representations (express or implied) regarding the accuracy of such information, the qualifications of the parties preparing such information or the conclusions set forth therein.

5.1.2	Access to the Property. Commencing on the Effective Date hereof and continuing until the expiration of the Due Diligence Period, Seller shall allow Buyer and Buyer’s Representatives access to the Property at reasonable times in order to conduct such environmental, soil, engineering or any other studies thereon as Buyer, in its reasonable discretion, shall deem advisable; provided, however: (a) such access shall not interfere with the operation of the Property or Seller’s adjacent properties and shall be subject to the terms of the Leases; (b) Buyer shall provide at least twenty-four (24) hours’ notice prior to each visit to the Property by any Buyer’s Representatives, and representatives of Seller shall have the right to accompany Buyer’s Representatives during each such visit; (c) any invasive testing shall require Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and (d) after the expiration of the Due Diligence Period Buyer’s Representatives shall not be permitted to perform any further testing or other physical evaluation of the Property without the prior written consent of Seller, which shall not be unreasonably conditioned, withheld or denied. Buyer shall deliver promptly to Seller copies of all Buyer’s Reports. Buyer shall immediately return the Property to the condition existing prior to any tests and inspections. Buyer shall use its best efforts to minimize damage to the Property and shall cause the Property to be restored to substantially the condition existing immediately prior to entry thereon by Buyer and the Buyer’s Representatives (which obligation shall survive the termination of this Agreement and shall not be subject to any limitation of remedies set forth in this Agreement. Seller acknowledges that Buyer, at its sole expense, will be conducting an audit of property-level financials as specified by Rule 3-14 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and Seller agrees to reasonably cooperate and assist Buyer in obtaining any and all such data and financial information that shall be reasonably available to Seller (including, without limitation, data and information obtainable from Seller’s property manager), and permit Buyer’s auditors reasonable access to such information.

5.1.3	Other Due Diligence Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

5.1.4	Waiver and Release. Buyer, for itself and all of the Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives.

5.1.5	As-Is Sale. Buyer acknowledges and agrees as follows:

(a)	During the Due Diligence Period, Buyer will conduct such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b)	The Property shall be sold and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c)	Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d)	Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

(e)	Except as may otherwise be provided herein, Seller shall have no liability to Buyer, its successors and assigns or, by reason of this Agreement to any other person, firm, corporation or entity for any condition, defect, whether latent or patent, event, omission, act or failure to act in, of or with respect to the Property or the improvements located thereon whether arising under the Lease or otherwise; all of which liability, claims or causes of action are hereby released, known or unknown, and all damages arising by reason thereof, whether sustained or existing now or in the future.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities.

5.2	Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement for any reason or for no reason by written notice to Seller at any time prior to the expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and the Initial Deposit shall be immediately returned to Buyer. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5 and, except as otherwise provided in Section 11.2, the Initial Deposit shall become non-refundable to Buyer upon the expiration of the Due Diligence Period.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at the Closing, as applicable:

6.1	Revenues.

6.1.1	Revenues. Revenues from Property operations, including, without limitation, rent under the Leases, that is actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period up to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. Seller shall have no obligation to collect any delinquent rent prior to Closing.

6.1.2	Post-Closing Collections. After the Closing, Buyer shall make a good faith effort to collect any revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt. Buyer shall not have an exclusive right to collect the revenue due Seller and Seller hereby retains its rights to pursue claims against any party for sums due with respect to periods prior to the Closing Date. The terms of this Section 6.1 shall survive the Closing and not be merged therein.

6.2	Security Deposits. The amount of cash security deposits paid under the Leases, and not theretofore applied, together with interest thereon to the extent any interest is required by law or otherwise to be paid to such tenants, shall be credited to Buyer against the Purchase Price on the date of the Closing. Tenant’s letter of credit, deposited in lieu of a cash security deposit shall be transferred to Buyer at Closing. Buyer shall assume at Closing the obligation, if any, to pay the security and other deposits to tenants under the Leases, to the extent that such deposits are credited to Buyer at Closing.

6.3	Interest. Interest accrued and unpaid on the Existing Mortgage shall be prorated on an accrual basis.

6.4	Real Estate and Personal Property Taxes. Proration of Ad Valorem Taxes. Tenant is obligated by the Lease to pay all ad valorem taxes and assessments with respect to the Property. Among other things, Seller’s assignment of the Lease pursuant to this Agreement shall include an assignment of all rights of Seller to enforce tenant’s obligation with respect to such taxes and assessments. Accordingly, there will be no proration of ad valorem taxes and assessments at the Closing. Any taxes, assessments or other charges not payable by tenant under the Lease shall be prorated as of Closing. Certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by Seller. Pending special assessments liens as of the Closing Date shall be assumed by Buyer. To the extent but only to the extent the same are not payable by the Tenant under the Lease, Seller shall also pay and be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any improper or inadequate assessment of the Property for the period prior to the Closing, which obligation shall expressly survive the Closing.

6.5	Other Property Operating Expenses.

6.5.1	Operating expenses for the Property that are not the responsibility of the tenant under the Lease shall be prorated as of 12:01 a.m. on the Closing Date. Amounts paid by the tenant on account of property management fees and lawn care expenses, less any expenditures by Landlord for the same, shall be credited to Buyer or Seller at Closing, as appropriate.

6.5.2	Buyer shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable after the Closing in connection with a Lease affecting the Real Property, including, without limitation, as a result of any new Lease executed between the Effective Date and the Closing Date, or any renewals, amendments or expansions of existing Leases affecting the Real Property or as a result of any options exercised by tenants after the Closing Date. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Buyer is responsible pursuant to the foregoing provisions, Buyer shall reimburse Seller for such amount at the Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, design, and refurbishment allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear such loss until the Closing Date and that Buyer shall bear such loss from and after the Closing Date.

6.6	Closing Costs. Buyer shall pay the following costs and expenses associated with the Transaction: (a) all title premiums and charges related to extended coverage and for endorsements to the Owner’s Title Policy other than the basic title premium, (b) the cost of the Survey, (c) all recording charges in connection with the instrument by which Seller conveys the Property, (d) one-half of the escrow fee charged by the Title Company, (e) all documentary stamp taxes and intangible taxes applicable to the assumption of the Existing Mortgage by Buyer, (f) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, and (g) all costs related to the transfer and assumption of the Existing Mortgage and loan, including that certain one percent loan assumption fee. Seller shall pay the following costs and expenses associated with the Transaction: (i) all documentary stamp taxes applicable to the transfer of the Real Property to Buyer, (ii) the basic title premium for issuance of the Owner’s Title Policy, (iii) the commission due Seller’s Broker pursuant to a separate written agreement, (iv) one-half of the escrow fee charged by the Title Company, (v) all fees due its attorneys, and (vi) all costs incurred in connection with causing the Title Company to Remove any Required Exceptions. Except as otherwise provided herein, all other closing costs shall be divided equally between Buyer and Seller. The obligations of the parties under this Section 6.6 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.7	Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8	Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of any year-end or periodic reconciliations, the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of proof of the same, provided that such proof is received by the party from whom payment is to be made on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property and copies of any correspondence and statements in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1	Closing Date. The Closing shall occur on the Closing Date. The parties shall endeavor to conduct the Closing in such a manner that it will not be necessary for any party to attend the Closing. If, however, either Buyer or Seller determines in good faith that such an escrow Closing is not practical, Buyer and Seller shall conduct a “pre-closing” on the last Business Day prior to the Closing Date at the offices of Escrow Agent with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 7.2 below. Time is of the essence with respect to the Closing.

7.2	Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the Purchase Price by timely delivering the same to the Escrow Agent on or before the Closing Date at such time as will allow Buyer and Escrow Agent to meet its obligations under this Agreement. Seller acknowledges that the cash portion of the Purchase Price to be paid by Buyer will be the difference between the Purchase Price and the outstanding principal balance of the Existing Mortgage. The balance of the Purchase Price shall be paid by Buyer’s purchasing the Property subject to the outstanding principal balance of the Existing Mortgage as of the Closing Date.

7.3	Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a)	Deed. A deed in the form of Exhibit E attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller, conveying the Real Property to Buyer, subject to the Permitted Exceptions affecting the Real Property.

(b)	Assignment and Assumption of Existing Mortgage. An assignment and assumption of the Existing Mortgage in such form as mutually agreed upon by Buyer, Seller and the Existing Lender (“Assignment and Assumption of Existing Mortgage”) executed by Seller and the Existing Lender, assigning the Existing Mortgage to Buyer together with such other documents reasonably required by the Existing Lender in connection with the assignment of the Existing Mortgage by Seller.

(c)	Bill of Sale. A bill of sale in the form of Exhibit F attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller, conveying all of Seller’s right, title and interest in and to the Personal Property to Buyer, subject to the Permitted Exceptions affecting the Personal Property.

(d)	Assignment of Intangible Property. An assignment and assumption of intangible property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller, conveying all of Seller’s right, title and interest in and to the Intangible Property to Buyer, subject to the Permitted Exceptions affecting the Intangible Property.

(e)	Assignment of Leases. An assignment and assumption of leases in the form of Exhibit H attached hereto and incorporated herein by this reference (“Assignment of Leases”), executed by Seller, assigning all of Seller’s right, title and interest as landlord under the Leases affecting the Real Property to Buyer.

(f)	Tenant Notification Letter. A letter in the form of Exhibit J attached hereto and incorporated herein by this reference (the “Tenant Notification Letter”), executed by Seller, for the tenant pursuant to the Lease affecting the Real Property.

(g)	Closing Protection Letter. An “insured closing services letter” from the Title Company; provided that (i) such letter is available from the Title Company, (ii) any inability to deliver such letter shall not cause a delay in Closing or any additional liability or obligations for Seller, and (iii) such letter shall be at Buyer’s sole expense.

(h)	Keys and Original Documents. Keys to all locks on the Real Property in Seller’s possession and originals or, if originals are not available, copies, of all of the Property Documents related to the Property, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (g) of this Section 7.3 shall be delivered to Escrow Agent no later than Noon Eastern Time on the Closing Date and the items to be delivered by Seller in accordance with the terms of Subsection (h) of this Section 7.3 shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4	Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)	Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at the Closing.

(b)	Assignment and Assumption of Existing Mortgage. The Assignment and Assumption of Existing Mortgage executed by Buyer together with such other documents reasonably required by the Existing Lender in connection with the assumption of the Existing Mortgage by Buyer, subject however to the approval of Buyer.

(c)	Bill of Sale. The Bill of Sale executed by Buyer.

(d)	Assignment of Intangible Property. The Assignment of Intangible Property executed by Buyer.

(e)	Assignment of Leases. The Assignment of Leases executed by Buyer.

(f)	Tenant Notification Letters. The Tenant Notification Letters executed by Buyer.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) through (f) of this Section 7.4 shall be delivered to Escrow Agent no later than Noon Eastern Time on the Closing Date.

7.5

Buyer’s Option to Extend Closing Date. If Buyer is not then in default under this Agreement, then Buyer shall have the right to extend the Closing Date for a single period of thirty (30) additional days past the original Closing Date by taking the following actions prior to the date that is twenty-five (25) days after the expiration of the Due Diligence Period: (i) delivering to Seller written notice of Buyer’s election to exercise such extension option, and (ii) delivering to the Title Company, in immediately available funds, an additional $250,000.00 (the “Second

Additional Deposit”). Notwithstanding anything to the contrary, the Second Additional Deposit shall be non-refundable to Buyer immediately upon deposit with the Title Company, but shall be credited against the Purchase Price; provided however, that in the event Seller is in default and Buyer exercises its right to terminate pursuant to Section 11.2 of this Agreement, the Second Additional Deposit shall be returned to Buyer. Notwithstanding anything to the contrary, in the event that Seller becomes entitled to the Deposit pursuant to the terms of this Agreement, Seller shall also be entitled to receive the Second Additional Deposit.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1	Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)	Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date; and

(b)	Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer as set forth above with regard to the Closing, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to Closing.

(c)	Seller’s Release. Except as may otherwise be provided in the loan assumption documents, the form and substance of which as to any liability of Seller that is not thereby released shall be acceptable to Seller in its sole and exclusive discretion, which may be exercised arbitrarily and capriciously, the Seller Parties shall be released from any and all liability with respect to the Existing Mortgage and any guaranty or guaranties executed in connection therewith.

8.2	Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)

Existing Mortgage. The Existing Lender shall permit Buyer to purchase the Property and permit the assignment and assumption of the Existing Mortgage by Buyer. Seller shall reasonably cooperate with Buyer in applying for the Existing Lender’s approval of Buyer’s assumption of the Existing Mortgage, including delivery of any notices or requests required to be submitted in connection therewith or reasonably requested by Buyer, and shall execute any documentation at Closing reasonably requested by the Existing Lender to effectuate Buyer’s assumption of the Existing

Mortgage. The Closing of the sale contemplated hereby is expressly contingent upon (i) the Existing Lender’s agreement to limit Buyer’s liability for any obligations under the loan documents to events or circumstances first occurring subsequent to Closing; (ii) there being no change to the terms and conditions of the loan documents evidencing the Existing Mortgage, and (iii) Buyer approving the loan assumption documents in its reasonable discretion. If Buyer is unable to obtain the Existing Lender’s approval to purchase the Property subject to the Existing Mortgage on the terms sets forth in the preceding sentence by the Closing Date, as may be extended pursuant to Section 7.5, the Closing Date may be further extended by Buyer for a period of thirty (30) additional days past the Closing Date, as may be extended pursuant to Section 7.5, to enable Buyer to work with the Existing Lender to obtain Existing Lender’s approval, by delivering to Seller written notice of Buyer’s election to exercise such extension option on or prior to the Closing Date.

(b)	Representations True. Subject to the provisions of Section 8.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(c)	Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement; and

(d)	Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required as set forth above with regard to the Closing and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to Closing.

8.3	Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Sections 8.1 or 8.2. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 8.1 or 8.2. Notwithstanding anything to the contrary, including, without limitation, Article 11 of this Agreement, if all of the conditions set forth in Section 8.2 are neither waived nor fulfilled on or before the Closing Date, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction. Notwithstanding the foregoing, in the event any of the conditions set forth in Section 8.2 are not fulfilled as a result of a default by either party hereto, the provisions of Article 11 shall apply.

8.4	Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1	Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1	Buyer’s Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the Laws of the State of Delaware, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the federal bankruptcy code or any similar state or federal Law.

9.1.3

Patriot Act Compliance. Buyer is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in these Transactions, directly or indirectly, on behalf of, or instigating or facilitating these Transactions, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Buyer’s representations and warranties in this Section 9.1 shall survive the Closing for a period of one (1) year and not be merged therein.

9.2	Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1	Seller’s Authorization. Seller (a) is duly organized (or formed), validly existing limited liability company in good standing under the Laws of the State of Florida, its status is active and it is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller, and (b) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2	Seller’s Financial Condition. No petition has been filed by, nor to Seller’s knowledge by any third party against, Seller under the federal bankruptcy code or any similar state or federal Law.

9.2.3	Existing Mortgage. The copies of the loan documents relating to the Existing Mortgage delivered or to be delivered to Buyer are complete in all material respects. Seller has not received any written notice of default or breach under the Existing Mortgage, and to Seller’s knowledge there are no existing or uncured defaults or breaches by Seller under the Existing Mortgage

9.2.4	Litigation. Except as listed in Exhibit I attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

9.2.5	Contractual Obligations. As of the date of this Agreement, Seller has not entered into any contracts, subcontracts, leases or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibits B attached hereto, (ii) the Leases listed in Exhibits C attached hereto, (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record, and (iv) the Permitted Exceptions.

9.2.6	Default. Except for defaults cured on or before the Effective Date hereof, Seller has not received any written notice of default under the terms of any of the Contracts or Leases except as listed in Exhibit I attached hereto.

9.2.7	Zoning. Except for violations cured or remedied on or before the Effective Date hereof and except as listed in Exhibit I attached hereto, as of the Effective Date of this Agreement, Seller has not received any written notice from any governmental authority of any violation of any zoning Law applicable to the Property. Seller has not received any written notices from any governmental or regulatory authority of any proposed or pending amendment to the zoning classification of the Property or any part thereof.

9.2.8	Covenants and Restrictions. Except for violations cured or remedied on or before the Effective Date hereof and except as listed in Exhibit I attached hereto, as of the Effective Date of this Agreement, Seller has not received any written notice from Imeson International Industrial Park, Inc. of any violation of any covenant or restriction applicable to the Property.

9.2.9	Condemnation. Seller has received no written notice of any pending or threatened condemnation or eminent domain proceedings relating to the Property.

9.2.10	Governmental Violations. Except for violations cured or remedied on or before the Effective Date hereof and except as listed in Exhibit I attached hereto, as of the Effective Date of this Agreement, Seller has not received any written notices from any governmental or regulatory authority of any defects or inadequacies applicable to the Property or violations of any environmental Law. Seller has received no written notice that (i) any governmental licenses, permits or approvals held by Seller pertaining to and required for the ownership or operation of the Property, as presently operated, have been or are about to be revoked or will not be renewed; or (ii) either Seller or the Property does not comply with the terms of any such licenses, permits or approvals.

9.2.11	Hazardous Substances. Except for violations cured or remedied on or before the Effective Date hereof, an area of hazardous waste or materials located in the southwest corner of the Property and except as listed in Exhibit I attached hereto, as of the Effective Date of this Agreement, Seller has not received from any third party (including any federal, state or municipal governmental agency) any written request for information, notices of claim, demand letters or other notification concerning hazardous substances, materials or wastes at, on or under the Property or that Seller is or may be potentially responsible for the removal and/or clean-up of any hazardous substances, materials or wastes at, on or under the Property.

9.2.12	Property Documents. Except for Confidential Materials and such other information that Seller is allowed to redact or otherwise withhold pursuant to the definition of the term Property Documents set forth in Article 1 above, Seller has not altered any of the Property Documents prior to delivering the same to Buyer.

9.2.13	Patriot Act Compliance. Seller is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in these Transactions, directly or indirectly, on behalf of, or instigating or facilitating these Transactions, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

9.3	General Provisions.

9.3.1	Breach of Seller’s Warranties prior to the Closing.

(a)	If at or prior to the Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach.

(b)	If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the expiration of the Due Diligence Period but prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach, then Buyer, as its sole and exclusive remedy for any and all such misrepresentations or breaches, shall have the following rights:

(i)	If any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller prior to or on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

(ii)	If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c)	The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for purposes of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed One Hundred Thousand and No/100 Dollars ($100,000.00).

9.3.2	Survival. Seller’s Warranties related to the Property shall survive the Closing and not be merged therein for a period of one (1) year.

ARTICLE 10 - COVENANTS

10.1	Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1	Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the entry on the Real Property and/or the conduct of any Due Diligence by any Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this Subsection 10.1.1 shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property.

10.2	Seller’s Covenants. Seller hereby covenants as follows:

10.2.1	Contracts and Leases. Without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, between the Effective Date hereof and the Closing Date, Seller shall not extend, renew, replace or otherwise modify any Contract or Lease or enter into any new service contract, lease or agreement unless such Contract, service contract, lease or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to the terms set forth in Seller’s notice within five (5) Business Days after receipt thereof, Buyer shall be deemed to have approved the proposed transaction. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing.

10.2.2	Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12, between the Effective Date hereof and the Closing Date, Seller shall:

(a)	comply in all material respects with all Laws relating to the Property;

(b)	comply in all material respects with all the terms, conditions and provisions of the Leases, the Existing Mortgage, insurance policies and other contractual arrangements relating to the Property, make all payments due thereunder and suffer no default therein, and to the extent applicable, provide Buyer with copies of any notices claiming a breach or default with respect to the Leases, Existing Mortgage, insurance policies or other contractual arrangements; and

(c)	maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property;

provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5, Buyer hereby agrees that, except for breaches of this Section 10.2.2, Buyer, shall accept the Property subject to, and Seller shall have no obligation to cure, (i) any violations of Laws, or (ii) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to the Closing. Between the Effective Date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the Effective Date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property or if any material change occurs in the occupancy or conditions affecting the Property.

10.3	Mutual Covenants.

10.3.1	Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. Seller acknowledges that Buyer is a publicly traded entity and, as such, Buyer has obligations to make certain public statements in order to comply with applicable Laws. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. Seller and Buyer acknowledge and agree that the delivery of the Release to the other party as required pursuant to the foregoing sentence shall not imply that the approval of the Release by the receiving party is a condition precedent to the issuance thereof. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2

Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3	Tax Protests; Tax Refunds and Credits. The Lease grants certain rights to Tenant in connection with ad valorem taxes and assessments. This Section 10.3.3 in its entirety is subject to Tenant’s supervening rights under Lease; however, subject thereto, Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Year and all prior years. Subject to Tenant’s supervening rights, Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all years subsequent to the Closing Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied as provided in the Lease and, to the extent not so provided, in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; and second, apportioned between Buyer and Seller as follows:

(a)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4	Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - DEFAULT AND REMEDIES

11.1	Buyer Defaults and Seller Remedies. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for ten (10) days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the portion of the Transaction.

11.2	Seller Defaults and Buyer Remedies. If, on or before the Closing Date, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for ten (10) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1	Right to Terminate. If, after the Effective Date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the Effective Date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2	Allocation of Proceeds and Awards. Subject to the rights of the tenant under the Existing Lease, which shall supersede these provisions where applicable, if a condemnation or casualty occurs after the Effective

Date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a)	if the awards or proceeds, as the case may be, have been paid to Seller prior to the Closing, Buyer shall receive a credit at the Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b)	to the extent that such award or proceeds have not been paid to Seller prior to the Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at the Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within five (5) Business Days after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3	Insurance. Seller shall maintain or require that Tenant maintain the property insurance coverage currently in effect for the Property as provided in and required by the Lease, or comparable coverage, through the earlier of any termination of this Agreement or the Closing Date.

12.4	Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW PROVISIONS

The Deposit and any other sums (including, without limitation, any interest earned on such other sums) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Escrow Deposits in government insured non-interest bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, except for such brief periods as may be necessary to receive, invest and transmit the same, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c)	If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection (c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)	Notice of any default, dispute or disagreement among Seller and Buyer with respect to the Escrow Deposits shall be given to the Escrow Agent as soon as reasonably practical after the same arises. Such notice shall be in writing and as thoroughly as possible describe the dispute, default or disagreement. The notice may be given by either party and upon receipt of such notice, Escrow Agent shall notify all parties of the dispute. Subsequent to giving notice of default, dispute or disagreement among the parties, Escrow Agent shall not disburse funds or deliver documents or other items from escrow, or perform any other act required by this agreement except upon the specific and mutual agreement, in writing, signed by Seller and Buyer, or upon the order of a court of competent jurisdiction. In the event of default, dispute or disagreement about the interpretation of this Agreement or the propriety of any action contemplated by the Escrow Agent hereunder, or about the rights and obligations of any of the parties, the Escrow Agent may, in its sole discretion, file an action for interpleader or pursue other appropriate legal proceedings to resolve the matter. Whether suit is filed or not, the Escrow Agent may in its reasonable discretion retain legal counsel for advice or representation in the event of default, dispute or disagreement and the parties agree to indemnify Escrow Agent for reasonable attorneys’ fees, costs, and expenses arising therefrom. The Escrow Agent shall otherwise not be liable for any mistakes of facts or error in judgment, or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence, and Seller and Buyer agree to indemnify and hold the Escrow Agent harmless from any claims, demands, causes of action, liability, damages and judgments, including the costs of defending any action against it, together with any reasonable attorneys’ fees, costs, and legal expenses incurred in connection with the Escrow Agent’s undertaking pursuant to the terms and conditions of this Agreement.

(e)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to Seller or Buyer for any loss, costs, damages or expenses arising out of the following: (i) Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment, or decree of any court issued with or without jurisdiction and whether or not consequently vacated, modified, set aside or reversed, (ii) the default, error, action, omission or misrepresentation of Seller or Buyer to this Agreement, (iii) any loss or impairment of Escrow Deposits while those funds are in the process of being collected or while those funds are on deposit in a financial institution if such loss or impairment results from the failure, insolvency or suspension of a financial institution, (iv) the consequences of any delay or expiration of any time limit caused by any party to this Agreement, other than any delay caused by the willful misconduct or gross negligence of Escrow Agent, (v) the legal effect, insufficiency, or undesirability of any document deposited with Escrow Agent , delivered to or by Escrow Agent , or exchanged among the parties, (vi) any failure or delay in the surrender of possession of the Property or the rights or obligations of any party in possession of the Property, (vii) the financial status or insolvency of any party or misrepresentation made by any party to this Agreement, or (viii) any defect in title to the Property.

(f)	The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

The provisions of this Article 13 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14 - MISCELLANEOUS

14.1	Buyer’s Assignment. Buyer may assign its rights and obligations under this Agreement in whole or in part to one or more Affiliates of Buyer without the written consent of Seller. Except as otherwise provided, Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

14.2	Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)	Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)	Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

14.3	Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4	Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Florida.

14.6	Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.8	Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.9	Notices. Any notice, demand or other communication required to be given or to be served upon any party hereunder shall be void and of no effect unless given in accordance with the provisions of this section. All notices, demands or other communications must be in writing and delivered to the person to whom it is directed, either (i) via hand-delivery to the recipient at the address specified below, or (ii) via United States Postal Service certified mail, return receipt requested, postage prepaid and addressed to the recipient as specified below, or (iii) via reputable overnight delivery service, postage prepaid and addressed to the recipient as specified below, or (iv) via facsimile transmission to the party at the telecopy number set forth below, provided that such transmission is followed with a copy sent by overnight delivery. Any notice, demand or other communication shall be deemed to have been given and received (a) three (3) days following deposit with the United States Postal Service as certified mail, return receipt requested, postage prepaid and addressed to the recipient as specified below, (b) one (1) day following deposit with a reputable overnight delivery service, postage prepaid and addressed to the recipient as specified below, or (c) if delivered by any other method, upon receipt.

Seller:	Imeson West I, LLC 3600 Vineland Road, Suite 101 Orlando, Florida 32811 Attn: Daniel B. Webb Telephone: (407) 841-1414 Telecopy: (407) 422-7048 Email: dwebbfc@orlandotelco.net

with copy to:	Earl M. Barker, Jr. Slott, Barker & Nussbaum 334 East Duval Street Jacksonville, Florida 32202 Telephone: (904) 353-0033 Telecopy: (904) 355-4148 Email: embarker@sbnjax.com

Buyer:	Global Income, LP CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attn: John McRae Telephone: (407) 540-7701 Telecopy: (407) 540-7750 Email: john.mcrae@cnl.com with copy to:

Global Income, LP

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attn: Holly J. Greer, Esq., General Counsel

Telephone: (407) 540-7546

Telecopy: (407) 540-2544

Email: holly.greer@cnl.com

with copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attention: Joaquin E. Martinez

Phone: (407) 843-4600

Fax: (407) 843-4444

Email: quino.martinez@lddkr.com

Any party entitled to receive notices hereunder may change the address for notice specified above by giving the other party ten days’ advance written notice of such change of address. A party’s attorney may send notices on behalf of that party, but a notice is not effective against a party if sent only to that party’s attorney or only to the party without also sending a copy to that party’s attorney.

14.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

14.11	No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is seeking specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof or in such other applicable circumstances in which Buyer is seeking to enforce its rights hereunder.

14.12	Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.

14.13	Time of Essence. Time is of the essence with respect to this Agreement.

14.14	JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF DUVAL, STATE OF FLORIDA AND THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

14.15	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

14.16	Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the Effective Date.

SELLER:

IMESON WEST I, LLC,
a Florida limited liability company

By:	/s/ Daniel B. Webb
Name:	Daniel B. Webb
Title:	Manager

[Signatures continued on the following page]

BUYER:

GLOBAL INCOME, LP, a Delaware limited partnership

By:	Global Income GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	Global Income Trust, Inc.,
a Maryland corporation,
its Managing Member

		By:	/s/ Robert A. Bourne
		Name:	Robert A. Bourne
		Title:	Chief Executive Officer

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13.

In witness whereof, the undersigned has executed this Agreement as of May 30, 2012.

OLD REPUBLIC NATIONAL TITLE
INSURANCE COMPANY

By:	/s/ James Bray
Name:	James Wm. Bray
Title:	AVP

EXHIBIT A TO PSA

LEGAL DESCRIPTION OF THE PROPERTY

[Omitted as not necessary to an understanding the agreement]

EXHIBIT B TO PSA

LIST OF CONTRACTS

[Omitted as not necessary to an understanding the agreement]

EXHIBIT C TO PSA

LIST OF LEASES

[Omitted as not necessary to an understanding the agreement]

EXHIBIT D TO PSA

LIST OF PERSONAL PROPERTY

NONE

EXHIBIT E TO PSA

FORM OF SPECIAL WARRANTY DEED

[Omitted as not necessary to an understanding the agreement]

EXHIBIT F TO PSA

FORM OF BILL OF SALE

[Omitted as not necessary to an understanding the agreement]

EXHIBIT G TO PSA

FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

[Omitted as not necessary to an understanding the agreement]

EXHIBIT H TO PSA

FORM OF ASSIGNMENT OF LEASES

[Omitted as not necessary to an understanding the agreement]

EXHIBIT I TO PSA

NOTICES OF LITIGATION, CONTRACT DEFAULTS

AND GOVERNMENTAL VIOLATION

1.	None

EXHIBIT J TO PSA

FORM OF TENANT NOTIFICATION LETTER

[Omitted as not necessary to an understanding the agreement]

EXHIBIT K TO PSA

FORM OF TENANT ESTOPPEL

[Omitted as not necessary to an understanding the agreement]